Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-193658 and 333-207638) and Registration Statement on Form S-3 (No. 333-239396) of First Foundation Inc. of our report dated March 25, 2021, relating to the consolidated financial statements of TGR Financial, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Tampa, Florida

January 13, 2022